FOR IMMEDIATE RELEASE
HOME SOLUTIONS OF AMERICA, INC
CONTACT: Michael Wachs, CEOcast, Inc.
PHONE: 212-732-4300

Home Solutions of America Announces $26.7 Million Private Placement

Dallas, November 23, 2005 - (PRNewswire-FirstCall) - Home Solutions of America, Inc. (AMEX: HOM), a provider of recovery, restoration and rebuilding/remodeling services, announced today that the Company has entered into a material agreement to raise $26,675,000 through a private placement offering of common stock and warrants exercisable for common stock.  The net proceeds of the offering after placement agent fees and other fees and expenses will be approximately $24.6 million and will be used to pay off $11 million in seller debt resulting from the acquisition of the assets of Florida Environmental Remediation Services, Inc., to pay off $7 million of existing mezzanine debt, and for working capital purposes.  The offering is subject to standard closing conditions, including the receipt of all subscription funds and the approval of the listing on the American Stock Exchange of the common stock to be issued in the offering and issuable upon exercise of the warrants.

The offering consists of 4,850,000 units at a purchase price of $5.50 per unit, with each unit consisting of one (1) share of common stock and a purchase warrant exercisable for a 0.20 share of common stock.  If the offering closes, the company will issue to the investors, an aggregate 4,850,000 shares of common stock and warrants exercisable for an aggregate 970,000 shares of common stock.  The warrants, if issued, will be exercisable immediately, have a five-year term, and have an exercise price of $5.50 per share.  In addition, the company will issue to the placement agent, Sanders Morris Harris Inc., warrants exercisable for 125,000 shares of common stock.  The placement agent warrants, if issued, will be exercisable immediately, have a five-year term, and have an exercise price of $5.50 per share.  In addition, the placement agent will receive a fee equal to 7% of the gross proceeds of the offering.

Home Solutions is a provider of recovery, restoration and rebuilding/remodeling services to commercial and residential areas that are (i) prone to flooding, hurricanes, tornados, fires or other naturally occurring and repetitive weather related emergencies; and/or (ii) experiencing robust housing development. The Company has operations in California, Texas, Florida, Alabama, Georgia, Louisiana, Mississippi and South Carolina through its five subsidiaries, Cornerstone Building and Remodeling, Southern Exposure, P.W. Stephens, Home Solutions Restoration of Louisiana and Fiber Seal Systems. Cornerstone is a leading supplier and installer of granite materials for kitchens and baths to national home centers, as well as national builders and remodeling companies, in the southeastern United States. Southern Exposure and related companies is a provider of cabinet and countertop installation services in the Florida marketplace. P.W. Stephens provides mold and asbestos remediation services, and fire and water restoration services in California, Florida and Louisiana. Home Solutions Restoration of Louisiana provides Recovery Restoration Services in Florida, Louisiana, Mississippi and Texas and Fiber Seal Systems is a national licensor of cleaning and fabric protection businesses.

For more information on Home Solutions, please see the Company's website at http://www.homcorp.com/ .

Statements included in this update that are not historical in nature are intended to be, and are hereby identified as, "forward-looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended by Public Law 104-67. Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.